Exhibit 5.1



                       KRAMER LEVIN NAFTALIS & FRANKEL LLP

                                919 THIRD AVENUE

                            NEW YORK, NY 10022 - 3852


                                                                           PARIS
TEL  (212) 715-9100                                       47, AVENUE HOCHE 75008
FAX  (212) 715-8000                                      TEL  (33-1) 44 09 46 00
                                                         FAX  (33-1) 44 09 46 01


                                    August 8, 2003


Vishay Intertechnology, Inc.
63 Lincoln Highway
Malvern, PA  19355-2120

            Re:   Amendment No. 1 to Registration Statement on Form S-3
                  -----------------------------------------------------

Ladies and Gentlemen:

      We have acted as counsel to Vishay Intertechnology, Inc., a Delaware corporation (the "Company") in connection with the preparation and filing of an Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-3, file no. 333-102507 (the "Registration Statement"), for the purpose of registering (i) 6,176,467 shares (the "Note Shares") of the common stock, par value $0.10 per share, of the Company (the "Common Stock"), issuable in respect of the Company's $105 million principal amount of floating rate unsecured loan notes due 2102 pursuant to the terms of a Put and Call Agreement, the form of which is filed as Exhibit 4.8 to the Registration Statement (the "Put and Call Agreement"); (ii) warrants to purchase up to 7,000,000 shares of Common Stock at an exercise price of $20.00 per share (the "Class A Warrants"); (iii) warrants to purchase up to 1,823,529 shares of Common Stock at an exercise price of $30.30 per share (the "Class B Warrants" and together with the Class A Warrants, the "Warrants"); and (iv) up to 8,823,529 shares of Common Stock (the "Warrant Shares"), issuable upon exercise of the Warrants pursuant to the terms of a Warrant Agreement, the form of which is filed as Exhibit 4.4 to the Registration Statement (the "Warrant Agreement").

      We have made such inquiries and reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, and we have also examined and relied upon representations, statements or certificates of public officials and officers and representatives of the Company.

      Based upon and subject to the foregoing, we are of the opinion that:

      i. the Note Shares, when issued in accordance with the terms and conditions of the Put and Call Agreement, will be legally issued, fully paid and non-assessable;

      ii. the Warrants, when sold and delivered as contemplated by the Registration Statement, will constitute duly authorized and fully vested rights to purchase the Warrant Shares; and

      iii. the Warrant Shares, when issued and paid for in accordance with the terms and conditions of the Warrant Agreement, and/or when sold and delivered as contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

Vishay Intertechnology, Inc.
August 8, 2003
Page 2



      We hereby consent to the use of this opinion as Exhibit 5.1 to the Amendment and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Amendment. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.


                                    Very truly yours,


                                    Kramer Levin Naftalis & Frankel LLP